Shareholder meeting results (Unaudited)
February 27, 2014 special meeting
At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:
		  Votes for	      Votes withheld
Liaquat Ahamed 	        5,415,154,963                             14,207,845
Ravi Akhoury 	        5,415,184,974                             14,177,833
Barbara M. Baumann 	5,415,851,291                             13,511,517
Jameson A. Baxter 	5,415,767,570                             13,595,238
Charles B. Curtis 	5,415,854,394                             13,508,413
Robert J. Darretta 	5,416,022,043                             13,340,765
Katinka Domotorffy 	5,415,419,173                             13,943,635
John A. Hill 	        5,415,885,634                             13,477,174
Paul L. Joskow 	        5,416,010,424                             13,352,383
Kenneth R. Leibler 	5,415,817,292                             13,545,516
Robert E. Patterson 	5,415,985,292                             13,377,516
George Putnam, III 	5,415,959,400                             13,403,408
Robert L. Reynolds 	5,416,108,530                             13,254,278
W. Thomas Stephens 	5,415,918,406                             13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against	Abstentions    Broker non-votes
9,411,074       247,485             592,463              2,062,640

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for   Votes against	 Abstentions	  Broker non-votes
5,234,359,081   33,570,449     18,267,087      143,166,192

All tabulations are rounded to the nearest whole number.